EXHIBIT 3.1

CERTIFICATE OF ELIMINATION OF THE SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK OF
THE ESTÉE LAUDER COMPANIES INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

The Estée Lauder Companies Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of three hundred fifty-nine thousand nine hundred and ninety-eight (359,998) shares of Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Preferred Stock"), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 31, 2003, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3. That the Board of Directors of the Corporation has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Corporation and by a Certificate of Designation (the "Certificate of Designation") filed in the office of the Secretary of State of the State of Delaware on December 31, 2003, the Corporation authorized the issuance of a series of three hundred fifty-nine thousand nine hundred and ninety-eight (359,998) shares of Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Corporation (the "Preferred Stock") and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof.

WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

RESOLVED, that, solely to the extent action has not been previously taken to reduce the capital of the Corporation in connection with the acquisition of the Preferred Stock, pursuant to and in accordance with Section 244(a)(1) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the capital of the Corporation is hereby reduced by an amount equal to the capital of the Corporation represented by the Preferred Stock acquired by the Corporation and it is hereby determined that the assets of the Corporation remaining after the reduction of the capital will be sufficient to pay any debts of the Corporation for which payment has not otherwise been provided.

RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

IN WITNESS WHEREOF, The Estée Lauder Companies Inc. has caused this Certificate to be executed by its duly authorized officer this 17th day of July, 2012.

THE ESTÉE LAUDER COMPANIES INC.

By:	/s/Spencer G. Smul
	Name:	Spencer G. Smul
	Office:	Senior Vice President, Deputy General Counsel and Secretary